EXHIBIT 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Paul A. Koches Senior Vice President & General Counsel T: 561-682-8256 E: Paul.Koches@ocwen.com

Ocwen Financial Corporation Announces Receipt of
"Going Private" Proposal at $7.00 per Share

WEST PALM BEACH, Fla., Jan. 15, 2008 -- Ocwen Financial Corporation (NYSE: OCN) (the “Company”) today announced that its Board of Directors has received a proposal from a group of investors led by William C. Erbey, Chairman and Chief Executive Officer of the Company, Oaktree Capital Management, L.P. and Angelo, Gordon & Co., L.P. to acquire all of the outstanding shares of the Company for $7.00 per share in cash. A copy of the text of the proposal letter is set forth below.

The Board of Directors of the Company has formed a Special Committee of independent directors to consider the proposal. The Committee has retained Evercore Group, as its independent financial advisors, and Shearman & Sterling LLP, as its legal counsel, to assist it in its work. The Board of Directors cautions the Company’s stockholders and others considering trading in its securities that no decisions have been made by the Board with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that any transaction will be approved or consummated.

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January 14, 2008

Ocwen Financial Corporation
Board of Directors
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

Ladies and Gentlemen:

I am, together with funds managed by Oaktree Capital Management, L.P. and Angelo, Gordon & Co., L.P. (collectively, the “Sponsors”), pleased to propose to acquire by merger, for a purchase price of $7.00 in cash per share, all of the outstanding shares of Common Stock of Ocwen Financial Corporation (the “Company”). Our proposal would provide a substantial premium for all of the Company’s public shareholders.

I would participate by making a significant investment in the transaction, and I expect that we would provide members of the Company’s senior management team with the opportunity to participate in the transaction as well. I would continue as chairman and CEO following the transaction and would expect that our senior leadership team would continue to lead the Company into the future with me.

The transaction would be financed through a combination of (1) equity from investment funds managed by the Sponsors, together with equity investments by myself and members of our senior management team and certain other existing shareholders of the Company and (2) approximately $150 million of debt or other financing in order to repurchase certain debt obligations of the Company. In the event such debt or other financing becomes unavailable, the Sponsors are willing to provide additional equity or debt financing for the purpose of repurchasing the outstanding debt obligations of the Company. We expect that the Company will not have more debt, and will more likely have less debt, than it currently has as a result of the transaction.

We understand that a special committee of independent directors authorized to retain independent financial and legal advisors (the “Special Committee”) will consider our proposal. To facilitate that review, we intend to provide shortly a proposed merger agreement that we would be prepared to enter into. We are prepared to move very quickly to finalize the definitive transaction and related documents. In connection with the execution of a definitive merger agreement, we would expect to provide equity commitment letters for all amounts necessary to effect the transaction.

Of course, this letter shall not constitute a binding obligation of any of the undersigned or the Company and no obligation to consummate the proposal or transaction described above shall arise unless and until a definitive merger agreement satisfactory to us and recommended by the Special Committee and approved by the Board of Directors is executed and delivered.

We look forward to discussing our proposal with you further in the near future.

Very truly yours,

/s/ William C. Erbey

William C. Erbey

OCM Principal Opportunities Fund IV, L.P.

By:	OCM Principal Opportunities Fund IV GP, L.P.
Its:	General Partner

By:	OCM Principal Opportunities Fund IV GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:  /s/ B. James Ford

Name: B. James Ford
Title: Managing Director

By:  /s/ Skardon Baker

Name: Skardon Baker
Title: Managing Director

AG SPECIAL SITUATION CORP.

By:  /s/ David Roberts

Name:   David Roberts
Title:   Vice President

By:  /s/ Daniel Bonoff

Name:   Daniel Bonoff
Title:   Vice President

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About Ocwen:

Ocwen Financial Corporation is a leading business process outsourcing provider to the financial services industry, specializing in loan servicing, mortgage fulfillment and receivables management services. Ocwen is headquartered in West Palm Beach, Florida with offices in Arizona, California, Florida, Georgia, Illinois and New York, and global operations in Canada, Germany and India. Utilizing our global infrastructure, state of the art technology, world-class training and six sigma processes, we provide solutions that make our clients' loans worth more. Additional information is available at www.ocwen.com.

Forward-Looking Statements:

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, federal income tax rates, real estate market conditions and trends and the outcome of ongoing litigation as well as other risks detailed in Ocwen’s reports and filings with the Securities and Exchange Commission, including its periodic report on Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and our Forms 8-K filed during 2007 and 2008. The forward-looking statements speak only as of the date they are made and should not be relied upon. Ocwen undertakes no obligation to update or revise the forward-looking statements.